Exhibit 5.1
September 14, 2007
Pharmion Corporation
2525 28th Street
Boulder, CO 80301

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Pharmion Corporation, a corporation organized under the laws of the State of Delaware (the “Registrant”), with respect to the Registrant’s registration statement on Form S-8 (the “Registration Statement”) to be filed by the Registrant with the Securities and Exchange Commission on or about September 14, 2007 in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Registrant of an aggregate of 1,100,000 shares of common stock, par value $.001 per share, of the Registrant (the “Shares”) issuable pursuant to the terms of the Pharmion Corporation 2000 Stock Incentive Plan and the Pharmion Corporation 2001 Non-Employee Director Stock Option Plan (together, the “Plans”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all such documents, certificates and other instruments as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. As to questions of fact material to the opinion expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.
     Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and when issued in accordance with the terms of the Plans for consideration in excess of $0.001 per share, will be validly issued, fully paid and non-assessable.

Pharmion Corporation
September 14, 2007

The foregoing opinion is subject to the following assumptions, qualifications and exceptions:
1.	The opinion expressed herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

2.	This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.
     Very truly yours,
     /s/ Willkie Farr & Gallagher LLP

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